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                                                                   EXHIBIT 3.1.3

                          CERTIFICATE OF CORRECTION OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                   OF ASK JEEVES, INC., A DELAWARE CORPORATION

      It is hereby certified, pursuant to 8 Del. Code Section 103(f), THAT:

      1. The Amended and Restated Certificate of Incorporation of Ask Jeeves, Inc., a Delaware Corporation (the "Corporation") was filed with this office on July 6, 1999 (the "Certificate of Incorporation").

      2. The Certificate of Incorporation as filed is an inaccurate record of the corporate action referred to therein and was erroneously executed insasmuch as the last line of the second paragraph of
            Article VII thereof contains a typographical error, referring to "Articles V, VI and VI," whereas the proper record of the corporate action should have referred to "Articles V, VI and VII."

      3. The Certificate of Incorporation is hereby corrected by deleting in its entirety the reference to "Articles V, VI and VI" at the end of the second paragraph of Article VII and substituting in its place, "Articles V, VI and VII."

      4. This certificate of correction to the Certificate of Incorporation herein certified was duly adopted, executed and acknowledged pursuant to the provisions of Section 103(f) of the General Corporation Law of the State of Delaware, by an authorized officer of the Corporation as provided for in Section 103(a)(2).

      Executed on April 6, 2001.

                                                 /s/ A. George Battle
                                          ---------------------------------
                                          A. George (Skip) Battle
                                          Chief Executive Officer